Exhibit 99.2

CNL Hotels & Resorts
3Q ‘05 Earnings Presentation

November 18, 2005

Operator
Good afternoon ladies and gentlemen, and welcome to the CNL Hotels & Resorts Third Quarter 2005 Earnings Presentation. I would now like to turn the meeting over to Mark Patten, senior vice president and chief accounting officer for CNL Hotels & Resorts. Please go ahead sir.

Mark Patten - Senior Vice President, CNL Hotels & Resorts, Inc.
Welcome and thank you for joining us. If you have not already had an opportunity to review our results for the third quarter, you may log onto our Website at www.cnlhotels.com and click on the Investor Relations section for access to our Third Quarter Results Release and our quarterly report on Form 10-Q filed for the third quarter filed with the Securities and Exchange Commission on November 14, 2005. Please note that a recording of this presentation will be available on our Website through December 2nd.

With us today are Tom Hutchison, our chief executive officer; John Griswold, our president and chief operating officer; and Brian Strickland, our executive vice president and chief financial officer.

Before we get underway, please be reminded that many of the comments in today’s call are considered forward-looking statements within the meaning of the federal securities laws and regulations. As discussed in our filings with the SEC, such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Additional information concerning factors that could cause actual results to differ from those in these forward-looking statements is contained in our SEC filings, including our report on Form 10-Q filed with the SEC on November 14, 2005.

In this presentation, we will discuss a number of measures that we believe are useful to investors, such as non-GAAP financial measures including FFO, Adjusted FFO per diluted share, EBITDA and Adjusted EBITDA, as well as operating measures including RevPAR, ADR, occupancy, and hotel and resort operating profit margin. You can find further information on these measures, as well as a reconciliation of the non-GAAP financial measures to comparable GAAP financial measures, where applicable, in our Third Quarter Results Release and our report on Form 10-Q, which are both posted on our Website in the Investor Relations section.

Now, I’d like to turn things over to Tom Hutchison, our CEO, for his opening remarks. Tom.

Tom Hutchison - CEO, CNL Hotels & Resorts
Thanks, and welcome everyone. We are pleased to report we had a strong quarter of operating results. Total revenue was $336.8 million for the quarter, which was 14.1% higher than our third quarter 2004. Year-to-date, our revenue is up 31.3% to $1.1 billion.

RevPAR for our adjusted comparable properties increased 12.4% for the quarter, driven by a 2.8 percentage point increase in occupancy and an 8.4% increase in ADR, or average daily room rate; and has increased 10% year-to-date. Hotel and resort operating profit margin for adjusted comparable properties was 27.3% for the quarter, representing a 2.7 percentage point increase. Year-to-date, hotel and resort operating profit margin for adjusted comparable properties increased 1.6 percentage points to 31%.

For the third quarter, our net loss narrowed 45% to $18.6 million. However, our year-to-date net income grew to $23.2 million, up from a $28.6 million loss in 2004.

Adjusted EBITDA had an increase of 17% to $77.3 million for the quarter, as compared to 2004 levels, and was $306.1 million year-to-date, 38.2% higher than 2004 levels. Adjusted FFO per diluted share increased 62.5% to $0.13 for the quarter, and increased 22.7% to $0.92 year-to-date.

The performance was exceptional this quarter and we attribute the success to a number of strategic initiatives, including our diligent focus on luxury and upper-upscale properties, strengthened financial position and aggressive portfolio management.

As lodging demand is expected to maintain momentum and outpace supply growth, we look to the remainder of 2005 and 2006 with great enthusiasm. Supply growth, though increasing, is still well below historical long-term averages. Urban markets and destination resort areas, with high barriers to entry, should be well insulated from competitive supply additions over the next several years.

According to PricewaterhouseCoopers, room rate growth is forecasted to accelerate in 2005 to 5.2% as the industry benefits from high occupancies in most major markets and leverage in negotiations for contract and group rates. Overall, RevPAR is expected to increase by 8.1% in 2005, the largest increase since 1984.
And with that, I’d like to turn it over to John Griswold, our president and chief operating officer. John.

John Griswold - President & COO, CNL Hotels & Resorts
Thank you. As Tom mentioned, it was a highly productive quarter for our properties, outperforming expectations in RevPAR.

The segment that led the way for us was our luxury and upper-upscale assets, particularly in the West Coast region. Overall industry third quarter RevPAR growth was significant in markets such as Oahu with a 24.4% increase, San Francisco up 17.4% and Phoenix up 14.6%.

RevPAR for our consolidated 29 luxury resort and upper-upscale adjusted comparable properties posted an increase of 12.1% to $126.13 for the quarter, with an improvement in hotel and resort operating profit margin of 2.9 percentage points. Year-to-date, RevPAR for these properties increased 8.3% and hotel and resort operating profit margin improved by 1.4 percentage points.

Forty-eight of our properties that have either undergone or are currently undergoing a change in management company - or brand affiliation and/or repositioning through renovation - have posted a RevPAR gain of 14.8% for the quarter with an improvement in hotel and resort operating profit margin of 3.2 percentage points. Year-to-date, RevPAR for these properties grew by 12.9% and hotel and resort operating profit margin also improved by 2.6 percentage points.

These results speak to the positive impact of our capital reinvestment initiatives, which are helping to drive higher rates, group bookings and occupancy levels. Year-to-date, we have invested $80.8 million in total capital expenditures, with an additional $41.4 million planned for the fourth quarter of 2005.

For example, at the JW Marriott Desert Ridge Resort & Spa in Phoenix, we are in the design phase to begin a 25,000-square-foot ballroom addition. Construction is anticipated to begin the second quarter of 2006 and is expected to take about 12 months to complete. This new facility will allow the resort to handle even larger group business, while furthering its position as the largest convention hotel in Arizona.

We continue to make progress at the Doral Golf Resort & Spa in Miami, with a new 60,000-square-foot meeting facility underway, featuring a 24,000- square-foot ballroom. With this addition, Doral will feature more than 110,000 square feet of indoor and outdoor event space to attract larger groups and convention business. The expected completion is early 2007.

Also, throughout the year, we have been implementing new bedding packages at the majority of our Marriott and KSL Resorts managed properties to be completed by year-end, which we believe is key to the overall guest experience. In total, this includes more than 14,000 rooms in our portfolio.

Additional improvements are in various design and construction phases at several core properties, including: the Capital Hilton in Washington D.C.; the Hilton Rye Town in New York; the Baltimore-Washington International Airport Marriott in Maryland; the Arizona Biltmore Resort & Spa in Arizona, and the La Quinta Resort & Club in California.

Next, I want to take a moment to address the recent hurricanes and their impact on our markets. Alongside the nation, our thoughts continue to be with every family touched by the devastation from this year’s storm season. In an effort to support those impacted by Hurricane Katrina, we and our associates transported more than 10,000 pounds of critical supplies to the impacted region along with contributions to benefit the American Red Cross, and have been humbled by the outpouring of support from around the globe.

Our three hotel properties located in the path of Hurricane Katrina were relatively undamaged by the storm, though the effects to New Orleans resulted in the temporary closure of our JW Marriott property located on Canal Street. While the storm’s impact is not significant on third quarter results, we anticipate that it will take a period of time for this property to return to historic performance levels. We remain optimistic about the future of New Orleans.

We also reported that our five properties in South Florida were relatively undamaged by Hurricane Wilma. Of the properties that sustained damage from the hurricanes, all are fully operational with the exception of the Hampton Inn Fort Lauderdale-Cypress Creek, which remains temporarily closed while repairs are being completed.

Now, I will turn it over to Brian Strickland, our executive vice president and chief financial officer, to review our financial activities.

Brian Strickland - Executive Vice President & Chief Financial Officer
Thank you, John. Let me begin by providing some detail on a number of significant capital events that took place during the quarter. As we previously announced, we closed a new $200 million senior secured revolving credit facility, bolstering our liquidity and providing greater flexibility. Approximately $73 million in revolver proceeds were used to retire the remaining balance of a $353 million senior secured term loan, and we also retired $109 million of long-term debt with proceeds from the sale of five non-strategic assets.

The closing of our new revolver and the further reduction of debt demonstrate our focus on enhancing liquidity and overall capital structure, and our balance sheet continues to improve as we benefit from these transaction and from accelerated property performance.

As Tom and I have said throughout the year, the execution of our disciplined balance sheet strategy will create financial flexibility for the company and position us to pursue selective acquisition opportunities that can deliver long-term growth potential. We have successfully capitalized on today’s strong lodging market fundamentals through our disposition strategy, and remain diligent in our efforts to actively recycle capital.

During the third quarter, we completed our previously announced sale of five hotel properties for $109 million and a gain of approximately $3.0 million, net of a loss on extinguishment of debt of $2.3 million and closing and related transaction expenses. We also sold the Lake Lanier Islands Resort for a total purchase price of $24.5 million and a gain of approximately $12.0 million.

In November 2005, we reported that the partnership in which we had a 49% interest completed the sale of the Waikiki Beach Marriott Resort for approximately $279 million. And in connection with the closing, we received approximately $50.1 million in distributions.

We also recently entered into an agreement to sell our interest in the venture that owns the Hotel del Coronado, resulting in expected net proceeds of approximately $166 million and an estimated gain of approximately $141 million. The transaction is expected to close in the first quarter of 2006, though it is subject to closing conditions and we cannot assure that the sale will be completed.

Through November 14, 2005 of this year, in connection with the sale of 39 properties, we received total gross proceeds of approximately $650.1 million, with $541 million of the received proceeds being used to retire long-term debt. As we have announced previously, we plan to use net proceeds from the Waikiki Beach Marriott Resort and Hotel del Coronado transactions primarily for the acquisition of luxury resorts and upper-upscale properties, as well as other general corporate purposes.

Let me now turn it back to Tom Hutchison for some closing remarks.

Tom Hutchison - CEO, CNL Hotels & Resorts, Inc.
Thank you, Brian. In summary, we have had a very strong quarter, solid year-to-date performance and feel good about our results going into year-end. We expect lodging demand to maintain momentum through next year, and will continue to concentrate on building value through disciplined leadership as we complete 2005 and go into 2006.

As we have stated many times, our strategic objectives include maximizing performance of our distinctive lodging assets through aggressive portfolio management, strengthening our financial position and capturing selective acquisition opportunities.

We appreciate your continued confidence in CNL Hotels & Resorts and thank you for allowing us to be stewards of your investment.

Operator
This now concludes our quarterly management call, thank you.

###